Exhibit 99.1

NextNRG Reports Q3 2025 Revenues Up 232% Year-Over-Year

Record Financial Performance Highlights Expansion of Integrated Energy Platform Across New Markets

Operational Execution Drives Gross Profit Margins to 11%

MIAMI, November 17, 2025 (GLOBE NEWSWIRE) — NextNRG, Inc. (NASDAQ: NXXT), a pioneer in AI-driven energy innovation transforming how energy is produced, stored, and delivered, today announced financial results for the third quarter ended September 30, 2025, reflecting the company’s strongest financial performance to date and continued momentum in scaling its multi-revenue energy platform.

Selected Financial & Operational Highlights

Metric	Q3 2025 (unaudited)		Q3 2024 (unaudited)
Revenue	$22.9	M	$6.9	M
Gross Profit	$2.4	M	$0.6	M
Stock Based Compensation	$(5.6	)M	$(0.02	)M
Loss from Operations	$(9	)M	$(2.9	)M
Net Loss	$(14.9	)M	$(10.6	)M

“Our third quarter performance reflects disciplined execution across all fronts and strong market validation for our integrated energy solutions,” said Michael D. Farkas, Executive Chairman and CEO of NextNRG. “With 232% year-over-year revenue growth, margin expansion, and continued traction in our energy infrastructure initiatives, we are demonstrating the strength of our strategy and building the foundation for sustainable long-term growth. Although the quarter’s net loss included non-cash items tied to scaling the business, these investments are enabling the capabilities and market reach that will drive future profitability.”

Q3 2025 Strategic and Operational Highlights

Mobile Fueling Market Expansion:

NextNRG’s mobile refueling division delivered its highest revenues and margins to date— marking the strongest financial performance in the company’s history. The platform continued its expansion into new markets, increasing operational density around anchor customers, optimizing routes, and driving recurring revenue with growing customer engagement. Volume-based supplier discounts further expanded profit margins from 8% to 11%, driving a 232% year-over-year increase in revenue.

Commercial & Healthcare Microgrid Growth:

NextNRG continues to advance its AI-driven smart microgrid projects, with a focus on high-demand sectors such as healthcare, assisted living, and large-scale commercial facilities. These systems ensure facilities remain efficient, compliant, and operational around the clock while generating cost savings. The company is seeing increasing inbound interest from commercial and municipal customers seeking to integrate generation, storage, wireless EV charging, and mobile fueling into a single intelligent platform.

Wireless Charging & AI Grid Integration:

NextNRG advanced development and deployment readiness for its bidirectional wireless EV charging initiative. While still in planning and design, the groundwork now positions the company to showcase its first demonstration of this innovative technology.

Financial Performance Highlights:

●	Revenue for Q3 2025 reached $22.9 million, up 232% compared to $6.9 million in Q3 2024, and up from $19.7 million in Q2 2025.

●	Gross profit increased to $2.4 million, with margins expanding from 8% in Q2 2025 to 11% in Q3 2025.

●	Reported a Q3 2025 net loss of approximately $14.9 million, largely driven by non-cash stock-based compensation and growth-related investments that strengthen the company’s long-term operating capacity.

Looking Ahead: Scaling the Integrated Energy Platform

NextNRG is executing on an expanding pipeline of projects that demonstrate the real-world application of its end-to-end energy platform — spanning mobile fueling, Smart Microgrids, predictive analytics, and wireless EV charging. The company remains focused on operational execution, expanding its footprint in high-demand sectors, and driving efficiency and resiliency for customers across healthcare, commercial, and municipal markets.

“We are entering an exciting phase where our technology, infrastructure, and operational expertise converge,” added Farkas. “Our fully connected energy ecosystem continues to deliver measurable results, positioning NextNRG to lead the transition to intelligent, distributed power.”

About NextNRG, Inc.

NextNRG Inc. (NextNRG) is Powering What’s Next by integrating artificial intelligence (AI) and machine learning (ML) into utility infrastructure, battery storage, wireless EV in-motion charging, renewable energy and mobile fuel delivery, to create a unified platform for modern energy management.

At the core of its strategy is the Next Utility Operating System®, which uses AI to optimize both new and existing infrastructure across microgrids, utilities, and fleet operations. NextNRG’s smart microgrids serve commercial, healthcare, educational, tribal, and government sites delivering cost savings, reliability, and decarbonization. The company also operates one of the nation’s largest on-demand fueling fleets and is advancing wireless charging to support fleet electrification.

To learn more, visit www.nextnrg.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement describing NextNRG’s goals, expectations, financial or other projections, intentions, or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “expect,” “intends,” “will,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those related to NextNRG’s business and macroeconomic and geopolitical events. These and other risks are described in NextNRG’s filings with the Securities and Exchange Commission from time to time. NextNRG’s forward-looking statements involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although NextNRG’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by NextNRG. Except as required by law, NextNRG undertakes no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements.

Investor Relations Contact

NextNRG, Inc.

Sharon Cohen

SCohen@nextnrg.com